As filed with the Securities and Exchange Commission on November 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE ADT CORPORATION

(Exact name of registrant as specified in its charter)

7381	Delaware	45-4517261
(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1501 Yamato Road

Boca Raton, Florida 33431

(561) 988-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N. David Bleisch

Senior Vice President, General Counsel and Corporate Secretary

The ADT Corporation

1501 Yamato Road

Boca Raton, Florida 33431

(561) 988-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Andrew L. Fabens

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

(212) 351-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(2)	Amount to be Registered Proposed Maximum Offering Price Per Unit Proposed Maximum Aggregate Offering Price Amount of Registration Fee
Debt Securities
Common Stock, par value $0.01 per share
Preferred Stock, par value $0.01 per share
Warrants	(1)
Depositary Shares(3)
Purchase Contracts
Units
Total

(1)	Omitted pursuant to General Instructions II.E of Form S-3. An indeterminate aggregate offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.
(2)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3)	Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt.

PROSPECTUS

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may from time to time offer to sell our senior or subordinated debt securities, common stock or preferred stock, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. The senior or subordinated debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “ADT.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange. The senior or subordinated debt securities, preferred stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 1501 Yamato Road, Boca Raton, Florida 33431. Our telephone number is (561) 988-3600.

Investing in our securities involves certain risks. See the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission and the applicable prospectus supplement. Also see “Risk Factors” on page 6.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2013

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. By using a shelf registration statement, we may sell, at any time and from time to time in one or more offerings, any combination of the securities described in this prospectus.

We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.

The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

In this prospectus, except as otherwise indicated, any references to “ADT,” “we,” “us,” “our,” or the “Company” refer to The ADT Corporation and its consolidated subsidiaries. The ADT Corporation is a Delaware corporation and the issuer of the securities offered hereby. ADT was incorporated in Delaware in 2012 as a wholly-owned subsidiary of Tyco International Ltd. (“Tyco”). As part of a plan to separate Tyco into three independent companies, Tyco transferred the equity interests of the entities that held all of the assets and liabilities of its residential and small business security business in the United States and Canada to ADT. On September 28, 2012, Tyco distributed all of the shares of ADT to its shareholders on a pro rata basis, thereby completing its spin-off of ADT (the “Separation”) as an independent, publicly traded company.

WHERE YOU CAN FIND MORE INFORMATION

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC. You may read and copy any document that ADT files, including this prospectus, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding The ADT Corporation and other companies that file materials with the SEC electronically.

We maintain a website at www.adt.com. We make available free of charge on or through our website our periodic and current reports and proxy statements as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet address into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended September 27, 2013 filed with the SEC on November 20, 2013 (including the portions of our Definitive Proxy Statement on Schedule 14A, incorporated by reference therein);

•	Our Current Reports on Form 8-K filed with the SEC on October 1, 2013 and October 15, 2013;

•	The description of our common stock, $0.01 par value per share, contained in our Registration Statement on Form 10, filed with the SEC on September 10, 2012, as amended or updated; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities made under this prospectus; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

The ADT Corporation

1501 Yamato Road

Boca Raton, FL 33431

Attn: Investor Relations

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL INFORMATION OR ANY INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY FREE WRITING PROSPECTUS PROVIDED IN CONNECTION WITH AN OFFERING. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference, contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the effect of the separation of ADT from Tyco and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except for our ongoing obligations to disclose material information under the U.S. federal securities laws, we are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in “Risk Factors”. Our actual results could differ materially from management’s expectations because of these factors, including:

•	competition in the markets we serve, including new entrants in these markets;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	unauthorized use of our brand name;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco, our former parent company;

•	failure to enforce our intellectual property rights;

•	allegations that we have infringed the intellectual property rights of third parties;

•	failure to maintain the security of our information and technology networks;

•	interruption to our monitoring facilities;

•	an increase in the rate of customer attrition;

•	downturns in the housing market and consumer discretionary income;

•	our ability to develop or acquire new technology;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	increase in government regulation of telemarketing, email marketing and other marketing upon cost and growth of our business;

•	risks associated with our non-compete and non-solicit arrangements with Tyco;

•	shifts in consumers’ choice of, or telecommunication providers’ support for, telecommunication services and equipment;

•	our dependence on certain software technology that we license from third parties;

•	failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	interference with our customers’ access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	risks associated with acquiring and integrating customer accounts;

•	potential loss of authorized dealers and affinity marketing relationships;

•	failure to realize expected benefits from acquisitions;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	adverse developments in our relationship with our employees;

•	potential liabilities for obligations of The Brink’s Company under the Coal Act;

•	changes in our credit ratings;

•	risks related to our increased indebtedness;

•	capital market conditions, including availability of funding sources;

•	potential liabilities for legacy obligations relating to the separation from Tyco;

•	failure to fully realize expected benefits from the separation from Tyco; and

•	difficulty in operating as an independent public company separate from Tyco.

These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are described in greater detail in our Annual Report on Form 10-K for the fiscal year ended September 27, 2013, under “Item 1A. Risk Factors.” Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

ABOUT THE COMPANY

ADT is a leading provider of electronic security, interactive home and business automation and related monitoring services in the United States and Canada. The ADT® brand is one of the most trusted and well-known brands in the security industry today. We currently serve approximately 6.5 million residential and small business customers, making us the largest company of our kind in both the United States and Canada. ADT delivers an integrated customer experience by maintaining the industry’s largest sales, installation and service field force as well as a robust monitoring network, all backed by the support of nearly 17,000 employees and approximately 200 sales and service offices. Our broad and pioneering set of products and services, including our interactive home and business solutions, such as ADT Pulse, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Our partner network is the broadest in the industry, and includes dealers, affinity organizations such as USAA and AARP and technology providers.

ADT was incorporated in Delaware in 2012 as a wholly-owned subsidiary of Tyco with its principal corporate offices located in Boca Raton, Florida. As part of a plan to separate Tyco into three independent companies, Tyco transferred the equity interests of the entities that held all of the assets and liabilities of its residential and small business security business in the United States and Canada to ADT. On September 28, 2012, Tyco distributed all of the shares of ADT to its shareholders on a pro rata basis, thereby completing its spin-off of ADT as an independent, publicly traded company. Our common stock is listed on the New York Stock Exchange under the symbol “ADT.”

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and our most recent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus and any prospectus supplement, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see the section entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement, we will use the proceeds of any offering for general corporate purposes, which may include repayment of debt, repurchases of outstanding shares of common stock, acquisitions, investments, working capital, investments in our subsidiaries and capital expenditures. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods shown. This information should be read in conjunction with the consolidated and combined financial statements and the accompanying notes incorporated by reference in this prospectus and any prospectus supplement. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expense (including amortization of debt discounts and amortization of capitalized expenses related to indebtedness), interest capitalized, and an appropriate interest factor on operating leases. Interest related to unrecognized tax benefits is recognized in income tax expense. Fixed charges represent amounts relating to continuing operations.

	Fiscal Year Ended
	September 27, 2013	September 28, 2012	September 30, 2011	September 24, 2010	September 25, 2009
Ratio of earnings to fixed charges	6.0	6.8	6.9	4.3	5.3

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those debt securities will be described in the applicable prospectus supplement. We also may sell hybrid debt securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

The ADT Corporation will be the issuer of any debt securities we may offer and references to “we,” “our,” or “us” in this description do not, unless the context otherwise indicates, include any of its subsidiaries. Capitalized terms used but not defined in this section have the respective meanings set forth in the applicable indenture.

General

The debt securities that we may offer will be either senior debt securities or subordinated debt securities. Any senior debt securities will be issued under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. Any subordinated debt securities will be issued under a different indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to both the senior indenture and the subordinated indenture as the indenture, and to each of the trustees under the indentures as the trustee. The terms of each series of debt securities will be set forth in a resolution of the board of directors of the Company, an officer’s certificate or by a supplemental indenture. You should read the indentures, including any amendments or supplements or any officer’s certificate setting forth the terms of any series of debt securities, carefully to fully understand the terms of the debt securities. The form of senior indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Any senior debt securities that we may issue will be our unsubordinated obligations. They will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. Any subordinated debt securities that we may issue will be subordinated in right of payment to the prior payment in full of our senior debt. See “Subordination of Subordinated Debt Securities.” The subordinated debt securities will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in the applicable prospectus supplement, the indentures do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class.

Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities with respect to which this prospectus is being delivered:

•	the title of the debt securities of the series, which shall distinguish the debt securities of the series from all other debt securities;

•	any limit upon the aggregate principal amount of the debt securities of that series that may be authenticated and delivered under the applicable indenture, except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, other debt securities of that series;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series is payable;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest or the manner of calculation of such rate or rates, if any, including any procedures to vary or reset such rate or rates, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the date or dates from which such interest shall accrue, the dates on which such interest will be payable or the manner of determination of such dates, and the record date for the determination of holders to whom interest is payable on any such dates;

•	any trustees, authenticating agents or paying agents with respect to such series, if different from those set forth in the applicable indenture;

•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of such extension or deferral;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at the option of the Company;

•	the obligation, if any, of the Company to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions, including payments made in cash in anticipation of future sinking fund obligations, or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	the form of the debt securities of the series including the form of the trustee’s certificate of authentication for such series;

•	if other than denominations of $2,000 or integral multiples of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;

•	the currency or currencies in which payment of the principal of, premium, if any, and interest on, debt securities of the series shall be payable;

•	if the principal amount payable at the stated maturity of the debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof that will be due and payable upon declaration of the maturity thereof pursuant to the indenture or upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any such date, or, in any such case, the manner in which such deemed principal amount is to be determined;

•	the terms of any repurchase or remarketing rights;

•	if the debt securities of the series shall be issued in whole or in part in the form of a global security or securities, the type of global security to be issued; the terms and conditions, if different from those contained in the applicable indenture, upon which such global security or debt securities may be exchanged in whole or in part for other individual debt securities in definitive registered form; the depositary for such global security or debt securities; and the form of any legend or legends to be borne by any such global security or debt securities in addition to or in lieu of the legends referred to in the indenture;

•	whether the debt securities of the series will be convertible into or exchangeable for other debt securities, common shares or other securities of any kind of the Company or another obligor, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at the Company’s option, the conversion or exchange period, and any other provision in addition to or in lieu of those described herein;

•	any additional restrictive covenants or events of default that will apply to the debt securities of the series, or any changes to the restrictive covenants set forth in the applicable indenture that will apply to the debt securities of the series, which may consist of establishing different terms or provisions from those set forth in the applicable indenture or eliminating any such restrictive covenant or event of default with respect to the debt securities of the series;

•	any provisions granting special rights to holders when a specified event occurs;

•	if the amount of principal or any premium or interest on debt securities of a series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	any special tax implications of the debt securities, including provisions for original issue discount debt securities, if offered;

•	whether and upon what terms debt securities of a series may be defeased if different from the provisions set forth in the applicable indenture;

•	with regard to the debt securities of any series that do not bear interest, the dates for certain required reports to the trustee;

•	whether the debt securities of the series will be issued as unrestricted debt securities or restricted debt securities, and, if issued as restricted securities, the rule or regulation promulgated under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on which they will be sold;

•	whether the debt securities of the series shall be issued with guarantees and, if so, the identity of the guarantor and the terms, if any, of any guarantee of the payment of principal and interest, if any, with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture as then in effect;

•	if the debt securities are subordinated debt securities, the subordination terms of the debt securities; and

•	any and all additional, eliminated or changed terms that shall apply to the debt securities of the series, including any terms that may be required by or advisable under United States laws or regulations, including the Securities Act and the rules and regulations promulgated thereunder, or advisable in connection with the marketing of debt securities of that series.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

The statements made hereunder relating to the indentures and any debt securities that we may issue are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated debt securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing; and

•	the provisions requiring holders of the debt securities being offered to remit some payments to the holders of senior indebtedness.

Redemption

If specified in the applicable prospectus supplement, we may redeem the debt securities of any series, as a whole or in part, at our option on and after the dates and in accordance with the terms established for such series, if any, in the applicable prospectus supplement. Interest on such debt securities or portions of debt securities will cease to accrue on and after the date fixed for redemption, unless ADT defaults in the payment of such redemption price and accrued interest with respect to any such debt security or portion thereof. If any date of redemption is not a business day, then payment of principal and interest may be made on the next succeeding business day with the same force and effect as if made on the nominal date of redemption and no interest will accrue for the period after such nominal date.

Selection and Notice

Notice of any redemption will be mailed, first class postage prepaid, at least 30 days but not more than 90 days before the redemption date to the trustee and each holder of debt securities to be redeemed. If ADT elects to redeem a portion but not all of the debt securities of a series, the trustee will select the debt securities to be redeemed in accordance with a method determined by ADT and the rules and procedures of The Depository Trust Company (“DTC”) in such manner as complies with applicable legal and stock exchange requirements, if any. If less than all the debt securities of a series are to be redeemed, the notice of redemption to holders of debt securities of such series will specify the particular debt securities to be redeemed. If any debt security is to be redeemed in part only, the notice of redemption that relates to such debt security will state the portion of the principal amount of that debt security that is to be redeemed and that a new debt security in principal amount equal to the unredeemed portion of such debt security will be issued.

Reports

So long as any debt securities are outstanding, ADT shall file with the trustee, within 15 days of filing with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) (“SEC Reports”) that ADT files with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. ADT shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor). Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including ADT’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates).

Events of Default

With respect to debt securities of a particular series, “Event of Default” means any one or more of the following, except with respect to any series of debt securities for which the supplemental indenture or resolution of the board of directors under which such series of debt securities is issued or the form of debt security for such series expressly provides that any such Event of Default does not apply to such series of debt securities:

•	a default in the payment of any installment of interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

•	a default in the payment of all or any part of the principal of or premium, if any, on any of the debt securities of such series as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise;

•	a default in the payment of any sinking fund installment as and when the same shall become due and payable by the terms of the debt securities of such series;

•	a default in the performance, or breach, of any covenant or agreement of ADT in respect of the debt securities of such series (other than a default or breach that is specifically dealt with elsewhere), and continuance of such default or breach for a period of 90 days after the date on which there has been given, by registered or certified mail, to ADT by the trustee or to ADT and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of a series affected by that default, a written notice specifying such default or breach and requiring it to be remedied and stating that the notice is a “notice of default” under the indenture;

•	a court having jurisdiction in the premises shall enter a decree or order for relief in respect of ADT in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator or similar official of ADT or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;

•	ADT shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator or similar official of ADT or, for any substantial part of its property, or make any general assignment for the benefit of creditors; and

•	any other Event of Default provided in the supplemental indenture or resolution of our board of directors under which such series of debt securities is issued or in the form of debt security for such series.

If an Event of Default shall have occurred and be continuing, in each and every case, unless the principal of all the debt securities of a particular series have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to ADT and, if given by such holders, to the trustee may declare the unpaid principal of all the debt securities to be due and payable immediately.

The holders of a majority in aggregate principal amount of the debt securities of a particular series, by written notice to ADT and the trustee may waive any existing default in the performance of any of the covenants contained in the indenture or established with respect to the debt securities of such series and its consequences, except a default in the payment of the principal of, premium, if any, or interest on, any of the debt securities as and when the same shall become due by the terms of such debt securities. Upon any such waiver, the default covered thereby and any Event of Default arising therefrom shall be deemed to be cured for all purposes of the indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a particular series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series; provided, however, that such direction shall not be in conflict with any rule of law or with the indenture or be unduly prejudicial to the rights of holders of debt securities of any other outstanding series of debt securities. Subject to the terms of the indenture, the trustee shall have the right to decline to follow any such direction if the trustee in good faith shall determine that the proceeding so directed would involve the trustee in personal liability.

No holder of debt securities of any series shall have any right to institute any suit, action or proceeding in equity or at law under the indenture or to appoint a receiver or trustee, or to seek any other remedies under the indenture unless:

•	such holder previously shall have given to the trustee written notice of an Event of Default and the continuance thereof specifying such Event of Default;

•	the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of such series shall have made written request upon the trustee to institute such action, suit or proceeding in its own name as trustee;

•	such holder or holders shall have offered to the trustee such indemnity and security reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby;

•	the trustee, for 60 days after its receipt of such written notice, request and offer of indemnity and security reasonably satisfactory to it, shall have failed to institute any such action, suit or proceeding; and

•	during such 60 day period, the holders of a majority in principal amount of the debt securities of such series do not give the trustee a direction inconsistent with such request.

The right of any holder of debt securities of any series to receive payment of principal of, and premium, if any, and interest on such debt security or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such holder.

Covenants

Under the indenture, the following covenants will apply to the debt securities, except with respect to any series of debt securities for which the supplemental indenture or resolution of the board of directors under which such series of debt securities is issued or the form of debt security for such series expressly provides that any such covenant does not apply to such series of debt securities:

•	ADT will duly and punctually pay or cause to be paid the principal of, premium, if any, and interest on the debt securities of a series;

•	ADT will maintain an office or agency where debt securities of such series may be presented or surrendered for payment;

•	ADT will furnish to the trustee on or before March 31 of each year a certificate executed by its principal executive, financial or accounting officer as to such officer’s knowledge of ADT’s compliance with all covenants and agreements under the indenture required to be complied with by ADT; and

•	ADT will provide written notice of an Event of Default to the trustee within 30 days of the occurrence such Event of Default.

Limitation on the Ability to Consolidate, Merge or Sell Assets

ADT will covenant that it will not merge or consolidate with any other person or sell or convey all or substantially all of its assets to any person, unless:

(1) either (i) ADT shall be the continuing entity, or (ii) the successor entity or the person which acquires by sale or conveyance substantially all the assets of ADT, (A) shall expressly assume all of the obligations of ADT under the indenture, (B) is an entity treated as a “corporation” for U.S. tax purposes and obtains either (x) an opinion, in form and substance reasonably acceptable to the trustee, of tax counsel of recognized standing reasonably acceptable to the trustee, which counsel shall include Gibson, Dunn & Crutcher LLP, or (y) a ruling from the U.S. Internal Revenue Service, in either case to the effect that such merger or consolidation, or such sale or conveyance, will not result in an exchange of the debt securities for new debt instruments for U.S. federal income tax purposes; and (C) with respect to the debt securities of any series then outstanding, expressly undertakes the obligations described under “—Payment of Additional Amounts” in respect of such debt securities if such successor entity or other person is not organized under the laws of the United States or any state of the United States (a “Foreign Successor”); and

(2) no Event of Default (as defined in “—Events of Default” above) and no event that, after notice or lapse of time or both, would become an Event of Default shall be continuing immediately after such merger or consolidation, or such sale or conveyance.

ADT shall deliver to the trustee prior to the consummation of the proposed transaction an officer’s certificate to the forgoing effect and an opinion of counsel stating that the proposed transaction and any such supplemental indenture comply with the indenture.

Modification of the Indenture

The trustee and ADT may from time to time and at any time enter into an indenture or indentures supplemental to the indenture without the consent of any holders of any series of debt securities for one or more of the following purposes:

•	to cure any ambiguity, defect or inconsistency in the indenture or debt securities of any series, including making any such changes as are required for the indenture to comply with the Trust Indenture Act;

•	to add an additional obligor on the debt securities or to add a guarantor of any outstanding series of debt securities or to evidence the succession of another person to ADT, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of ADT, pursuant to provisions in the indenture concerning consolidation, merger, the sale of assets or successor entities;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to the covenants of ADT for the benefit of the holders of any outstanding series of debt securities or to surrender any of ADT’s rights or powers under the indenture;

•	to add any additional Events of Default for the benefit of the holders of any outstanding series of debt securities;

•	to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall not become effective with respect to any outstanding debt security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to secure the debt securities of any series;

•	to make any other change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of a series of debt securities, to provide which, if any, of the covenants of ADT shall apply to such series, to provide which of the Events of Default shall apply to such series, to name one or more guarantors and provide for guarantees of such series of debt securities, to provide for the terms and conditions upon which any guarantees by a guarantor of such series may be released or terminated, or to define the rights of the holders of such series of debt securities;

•	to issue additional debt securities of any series; provided that such additional debt securities have the same terms as, and are deemed part of the same series as, the applicable series of debt securities to the extent required under the indenture; or

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee.

In addition, under the indenture, with the written consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series at the time outstanding that is affected, ADT when authorized by board resolutions, and the trustee, from time to time and at any time may enter into an indenture or indentures to supplement the indenture. However, the following changes may only be made with the consent of each holder of outstanding debt securities affected:

•	extend a fixed maturity of or any installment of principal of any debt securities of any series or reduce the principal amount thereof or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof;

•	reduce the rate of or extend the time for payment of interest on any debt security of any series;

•	reduce the premium payable upon the redemption of any debt security;

•	make any debt security payable in currency other than that stated in the debt security;

•	impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof or, in the case of redemption, on or after the redemption date;

•	modify the subordination provisions applicable to any debt security or the related guarantee in a manner adverse in any material respect to the holder thereof; or

•	reduce the percentage of debt securities, the holders of which are required to consent to any such supplemental indenture or indentures.

A supplemental indenture that changes or eliminates any covenant, Event of Default or other provision of the indenture that has been expressly included solely for the benefit of one or more particular series of debt securities, if any, or which modifies the rights of the holders of debt securities of such series with respect to such covenant, Event of Default or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance of it.

Information Concerning the Trustee

In case an Event of Default with respect to the debt securities of a series has occurred (that has not been cured or waived), the trustee shall exercise with respect to the debt securities of such series such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. None of the provisions contained in the indenture shall require the trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or liability is not assured to it under the terms of the indenture or indemnity and security reasonably satisfactory to it against such risk is not assured.

The trustee may resign with respect to one or more series of debt securities by giving a written notice to ADT and to the holders of the debt securities of such series. The holders of a majority in principal amount of the outstanding debt securities of a particular series may remove the trustee by notifying ADT and the trustee. ADT may remove the trustee if:

•	the trustee has or acquires a “conflicting interest,” within the meaning of Section 310(b) of the Trust Indenture Act, and fails to comply with the provisions of Section 310(b) of the Trust Indenture Act;

•	the trustee fails to comply with the eligibility requirements provided in the indenture and fails to resign after written request therefor by ADT or by any such holder in accordance with the indenture; or

•	the trustee becomes incapable of acting, or is adjudged to be bankrupt or insolvent, or commences a voluntary bankruptcy proceeding, or a receiver of the trustee or of its property is appointed or consented to, or any public officer takes charge or control of the trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation.

If the trustee resigns or is removed or if the office of the trustee is otherwise vacant, ADT will appoint a successor trustee in accordance with the provisions of the indenture.

A resignation or removal of the trustee and appointment of a successor trustee shall become effective only upon the successor trustee’s acceptance of the appointment as provided in the indenture.

Payment and Paying Agents

The interest installment on any debt security that is payable, and is punctually paid or duly provided for, on the fixed date on which an installment of interest with respect to the debt securities of that series is due and payable, shall be paid to the person in whose name such debt security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest installment.

ADT, upon written notice to the trustee, may appoint one or more paying agents, other than the trustee, for all or any series of debt securities. The debt securities of a particular series will be surrendered for payment at the office of the paying agents designated by ADT. If ADT does not designate such an office, the corporate trust office of the trustee will serve as the office of the paying agent for such series. ADT or any of its subsidiaries may act as paying agent upon written notice to the trustee.

All funds paid by ADT to a paying agent or the trustee for the payment of the principal of, premium, if any, or interest on the debt securities which remains unclaimed for at least one year after such principal, premium, if any, or interest has become due and payable will be repaid to ADT and the holder of such debt securities thereafter may look only to ADT for payment thereof.

Governing Law

The indenture and any debt securities issued thereunder shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and shall, to the extent applicable, be governed by such provisions.

Defeasance and Discharge of Obligations

ADT’s obligations with respect to any series of debt securities will be discharged upon compliance with the conditions under the caption “Covenant Defeasance” if, with respect to all debt securities of that particular series that have not been previously delivered to the trustee for cancellation or that have not become due and payable as described below, such debt securities have been paid by ADT by depositing irrevocably with the trustee, in trust, funds or governmental obligations, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay at maturity or upon redemption all such outstanding debt securities of that series, such deposit to include:

•	principal;

•	premium, if any;

•	interest due or to become due to such date of maturity or date fixed for redemption, as the case may be; and

•	all other payments due under the terms of the indenture with respect to the debt securities of such series.

Notwithstanding the above, ADT may not be discharged from the following obligations, which will survive until such date of maturity or the redemption date for the applicable series of debt securities:

•	to make any interest or principal payments that may be required;

•	to register the transfer or exchange of the debt securities of such series;

•	to execute and authenticate the debt securities;

•	to replace stolen, lost or mutilated debt securities;

•	to maintain an office or agency;

•	to maintain paying agencies; and

•	to appoint new trustees as required.

ADT also may not be discharged from the following obligations which will survive the satisfaction and discharge of the applicable series of debt securities:

•	to compensate and reimburse the trustee in accordance with the terms of the indenture;

•	to receive unclaimed payments held by the trustee for at least one year after the date upon which the principal, if any, or interest on the debt securities shall have respectively come due and payable and remit those payments to the holders if required; and

•	to withhold or deduct taxes as provided in the indenture.

Covenant Defeasance

Upon compliance with specified conditions, ADT will not be required to comply with some covenants contained in the indenture and the supplemental indenture, and any omission to comply with the obligations will not constitute a default or Event of Default relating to the applicable series of debt securities, or, if applicable, ADT’s obligations with respect to the applicable series of debt securities will be discharged. These conditions are:

•	ADT irrevocably deposits in trust with the trustee or, at the option of the trustee, with a trustee satisfactory to the trustee and ADT under the terms of an irrevocable trust agreement in form and substance satisfactory to the trustee, funds or governmental obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal of, premium, if any, and interest on the outstanding debt securities of such series to maturity or redemption, as the case may be, and to pay all other amounts payable by it hereunder, provided that (A) the trustee of the irrevocable trust shall have been irrevocably instructed to pay such funds or the proceeds of such governmental obligations to the trustee and (B) the trustee shall have been irrevocably instructed to apply such funds or the proceeds of such governmental obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of such series;

•	ADT delivers to the trustee an officer’s certificate stating that all conditions precedent specified herein relating to defeasance or covenant defeasance, as the case may be, have been complied with, and an opinion of counsel to the same effect;

•	no Event of Default shall have occurred and be continuing, and no event which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing, on the date of such deposit;

•

ADT shall have delivered to the trustee an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of ADT’s exercise of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such election had not been exercised;

•	such defeasance or covenant defeasance shall not (i) cause the trustee to have a conflicting interest for purposes of the Trust Indenture Act with respect to any debt securities or (ii) result in the trust arising from such deposit to constitute, unless it is registered as such, a regulated investment company under the Investment Company Act of 1940; and

•	such defeasance or covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations which may be imposed on ADT pursuant to the indenture.

Redemption Upon Changes in Withholding Taxes

If a Foreign Successor is, or there is a material probability that it will become, obligated to pay Additional Amounts pursuant to “—Payment of Additional Amounts,” then the debt securities may be redeemed, as a whole but not in part, under the following conditions:

•	The Foreign Successor delivers to the trustee:

•	a certificate of such Foreign Successor stating that the obligation to pay Additional Amounts cannot be avoided by such Foreign Successor taking commercially reasonable measures available to it; and

•	a written opinion of independent legal counsel to such Foreign Successor of recognized standing to the effect that such Foreign Successor has, or there is a material probability that it will become obligated, to pay Additional Amounts and that such Foreign Successor cannot avoid the payment of such Additional Amounts by taking commercially reasonable measures available to it; and

•	Following the delivery of the certificate and opinion described in the previous bullet point, the debt securities may be redeemed, as a whole but not in part, upon not less than 30 and not more than 90 days’ notice (which notice shall be irrevocable); provided, however, that no notice of redemption may be given earlier than 90 days prior to the earliest date on which the Foreign Successor would be obligated to pay such Additional Amounts, and the obligation to pay Additional Amounts must still be in effect when the notice is given.

Upon the occurrence of each of the bullet points above, the Foreign Successor may redeem the debt securities at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date and Additional Amounts, if any.

Payment of Additional Amounts

The obligations described in this section “Payment of Additional Amounts” will only apply if ADT merges or consolidates with, or sells or conveys substantially all of its assets to, a Foreign Successor (as permitted under paragraph (1) in “—Covenants—Limitation on the Ability to Consolidate, Merge or Sell Assets” above).

Unless otherwise required by law, a Foreign Successor will not deduct or withhold from payments made by such Foreign Successor under or with respect all debt securities of any series on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of organization of such Foreign Successor (the “Taxing Jurisdiction”, and such amounts imposed or levied by or on behalf of the Taxing Jurisdiction, “Taxes”). In the event that a Foreign Successor is required to withhold or deduct any amount for or on account of any Taxes from any payment made under or with respect to the debt securities of any series, such Foreign Successor will pay such additional amounts (“Additional Amounts”) so that the net amount received by each holder of debt securities of such series

(including Additional Amounts) after such withholding or deduction will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted.

Additional Amounts will not be payable with respect to a payment made to a holder of debt securities of such series or a holder of beneficial interests in the debt securities of such series where such holder is subject to taxation on such payment by the Taxing Jurisdiction for any reason other than such holder’s mere ownership of the debt securities of such series or for or on account of:

•	any Taxes that are imposed or withheld solely because such holder or a fiduciary, settlor, beneficiary, or member of such holder if such holder is an estate, trust, partnership, limited liability company or other fiscally transparent entity, or a person holding a power over an estate or trust administered by a fiduciary holder:

•	is or was present or engaged in, or is or was treated as present or engaged in, a trade or business in the Taxing Jurisdiction or has or had a permanent establishment in the Taxing Jurisdiction;

•	has or had any present or former connection (other than the mere fact of ownership of such debt securities) with the Taxing Jurisdiction imposing such taxes, including being or having been a citizen or resident thereof or being treated as being or having been a resident thereof; or

•	owns or owned 10% or more of the total combined voting power of all classes of stock of the Foreign Successor;

•	any estate, inheritance, gift, sales, transfer, excise, personal property or similar Taxes imposed with respect to the debt securities of such series;

•	any Taxes imposed solely as a result of the presentation of such debt securities, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to the payment of Additional Amounts had the debt securities of such series been presented for payment on any date during such 30-day period;

•	any Taxes imposed solely as a result of the failure of such holder or any other person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of such holder, if such compliance is required by statute or regulation of the Taxing Jurisdiction as a precondition to relief or exemption from such Taxes;

•	any Taxes imposed by reason of any connection between such holder and the Taxing Jurisdiction (other than connections arising solely from such holder’s ownership of the debt securities);

•	any Taxes that are payable by any method other than withholding or deduction by the Foreign Successor or any paying agent from payments in respect of such debt securities and any backup withholding Taxes;

•	any Taxes required to be withheld by any paying agent from any payment in respect of any debt securities of such series if such payment can be made without such withholding by at least one other paying agent; or

•	any combination of the above conditions.

Additional Amounts will not be payable to or for the account of any holder or holder of a beneficial interest in debt securities of such series if such payment would not be subject to such withholding or deduction of Taxes but for the failure of such holder or holder of a beneficial interest in debt securities of such series to make a valid declaration of non-residence or other similar claim for exemption or to provide a certificate declaring its non-residence, and if (x) the making of such declaration or claim or the provision of such certificate is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, the relevant Taxes, and (y) at least 90 days prior to the first payment date with respect to which the Foreign Successor shall apply this paragraph, the Foreign Successor shall have notified all holders of debt securities of any series in writing that they shall be required to provide such declaration or claim.

Additional Amounts also will not be payable to any holder or the holder of a beneficial interest in a debt security of any series that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to such holder that is not the sole holder of such debt security or holder of such beneficial interest in a debt security, as the case may be. The exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

In addition, no Additional Amounts will be paid on account of any taxes imposed or withheld pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable) and any current or future regulations promulgated thereunder or official interpretations thereof.

At least 30 days prior to each date on which any payment under or with respect to the debt securities of a series is due and payable, if a Foreign Successor will be obligated to pay Additional Amounts with respect to such payment, the Foreign Successor will deliver to the trustee an officer’s certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to holders of such debt securities of such series on the payment date.

The foregoing provisions shall survive any termination or the discharge of the indenture and shall apply to any jurisdiction in which the Foreign Successor (or any successor to the Foreign Successor if such successor is not organized under the laws of the United States or any state of the United States) is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

Whenever in this “Description of Debt Securities” there is mentioned, in any context, the payment of principal, premium, if any, redemption price, interest or any other amount payable under or with respect to the debt securities, such mention includes the payment of Additional Amounts to the extent payable in the particular context.

Book-Entry, Delivery and Form

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

We anticipate that any global securities will be deposited with, or on behalf of, DTC, and that such global securities will be registered in the name of Cede & Co., DTC’s nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC.

Investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly, if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Beneficial interests in the global securities will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Debt securities represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security, and we do not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered or in good standing under the Exchange Act, as amended, or other applicable statute or regulation, and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or

•	we determine that that global security will be exchangeable for definitive securities in registered form and we notify the trustee of our decision.

•	A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

We will make principal and interest payments on all debt securities represented by a global security to a paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security; or

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry debt securities may be more difficult to pledge because of the lack of a physical note. So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by that global security for all purposes of such debt securities. Owners of beneficial interests in such debt securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered owners or holders of debt securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debt securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their debt securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debt securities represented by such global security will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the U.S., Clearstream Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an indirect participant in DTC.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing, and interacts with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through Euroclear Bank S.A/N.V. (the “Euroclear Operator”), a bank incorporated under the laws of the Kingdom of Belgium, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator advises us that it is regulated and examined by the Belgian banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, herein the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debt securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the debt securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our certificate of incorporation, bylaws or Delaware law. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our certificate of incorporation and bylaws are included as exhibits to this Registration Statement on Form S-3, of which this prospectus is part.

Authorized Capital Stock

Our authorized capital stock consists of 1 billion shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, $0.01 par value per share.

Common Stock

Shares Outstanding

As of November 13, 2013, there were 201,764,154 shares of common stock outstanding, and no shares of preferred stock outstanding.

Dividends

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Future dividends are dependent on our earnings, financial condition, cash flow and business requirements, as determined by our board of directors.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

Other Rights

Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders.

Fully Paid

The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

The holders of our common stock do not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to designate and issue from time to time one or more series of preferred stock without shareholder approval. Our board of directors may fix and determine the preferences, limitations and relative rights of each series of preferred stock.

Anti-Takeover Provisions of our Certificate of Incorporation, Bylaws and Delaware law

Certificate of Incorporation and Bylaws

Certain provisions in our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control.

Our certificate of incorporation and bylaws contain provisions that permit us to issue, without any further vote or action by the shareholders, up to 50 million shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series, the designation of the series, the voting powers, if any, of the shares of the series, the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested shareholder” (as defined below) for a period of three years following the date that such shareholder became an interested shareholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (2) on consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested shareholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or (5) the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested shareholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Listing

ADT’s common stock is listed on the New York Stock Exchange under the symbol “ADT.”

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any depositary shares, purchase contracts, warrants or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale or through any other methods described in a prospectus supplement. The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

The applicable prospectus supplement will set forth whether or not an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

VALIDITY OF THE SECURITIES

The validity of the securities issuable under this prospectus has been passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with an offering of securities under this prospectus and a related prospectus supplement will be passed upon for us and any underwriters by counsel that will be named in the prospectus supplement.

EXPERTS

The consolidated and combined financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of The ADT Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated and combined financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following statement sets forth our expenses in connection with the offering described in this Registration Statement (all of which will be borne by us). All amounts shown are estimated.

SEC registration fee	$	*
Printing expenses		+
Legal fees and expenses		+
Accounting fees and expenses		+
Miscellaneous expenses		+
Trustee fees and expenses		+
Total	$	+

*	In accordance with Rules 456(b) and 457(r), we are deferring payment of the registration fee for the securities offered by this prospectus.
+	Estimated expenses are not presently known and will be reflected in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL provides for, among other things:

(i) permissive indemnification for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

(ii) permissive indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by designated persons, including directors, officers, employees or agents of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

(iii) mandatory indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in defense of litigation covered by (i) and (ii) above; and

(iv) that the indemnification and advancement of expenses provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any bylaw, agreement, stockholder or disinterested director vote, or otherwise.

ADT’s bylaws require indemnification, to the fullest extent permitted under Delaware law as it presently exists or may be amended, of any person (an “indemnitee”) who is or was involved in any manner or threatened to be made so involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of ADT or is or was serving at the request of ADT as director, officer, employee or agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

In addition, ADT’s bylaws provide that the expenses (including attorney’s fees) incurred by or on behalf of an indemnitee in connection with any proceeding in advance of its final disposition or a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under such bylaws will be advanced to the indemnitee by ADT upon the request of the indemnitee, which request, if required by law, will include an undertaking by or on behalf of the indemnitee to repay the amounts advanced if ultimately it is determined by final judicial decision from which there is no further right to appeal that the indemnitee was not entitled to be indemnified or entitled to advancement of the expenses under such bylaws.

ADT’s bylaws also expressly state that ADT may grant rights to indemnification and to the advancement of expenses to any of ADT’s employees or agents to the fullest extent of the provisions of such bylaws.

The indemnification rights to be provided in ADT’s bylaws will not be exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

As permitted by Delaware law, ADT’s bylaws authorize ADT to purchase and maintain insurance to protect any director, officer, employee or agent against any expense, liability or loss that such persons may incur in such capacities.

ADT has adopted a form of indemnification agreement, included as an exhibit to this registration statement (the “Indemnification Agreement”), for ADT’s directors and officers. ADT expects that each of its current and future directors and officers will enter into substantially similar indemnification agreements. The Indemnification Agreement provides that ADT will indemnify such persons against any and all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding such persons are or may be made a party by reason of the fact that such person is or was or has agreed to serve as a director or officer of ADT, and ADT may assume the defense of such action, suit or proceeding with counsel reasonably acceptable to such persons. The Indemnification Agreement also provides for the advancement of expenses incurred by such persons in appearing at, participating in or defending such action, suit or proceeding. The Indemnification Agreement provides that indemnification is not required with respect to (i) claims initiated by such persons (prior to a change of control) to establish or enforce any right under, or to interpret, the Indemnification Agreement, (ii) any suit in which judgment is rendered against such persons pursuant to Section 16(b) of the Exchange Act, (iii) conduct by such persons that has been determined by a final judgment as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing to have been knowingly fraudulent or constitute willful misconduct, (iv) any circumstance where such indemnification has been determined by a final judgment as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing to be prohibited by law, or (v) such persons’ reimbursement to ADT of any bonus or other incentive-based or equity-based compensation previously received by such person or payment of any profits realized by such person from the sale of ADT’s securities, in each under the Exchange Act. The Indemnification Agreement also sets forth certain procedures that will apply in the event of indemnification thereunder.

Item 16. Exhibits.

The following documents are filed as exhibits hereto:

Exhibit Number	Exhibits

1.1*	Form of Underwriting Agreement for debt securities

1.2*	Form of Underwriting Agreement for equity securities

2.1	Separation and Distribution Agreement, dated as of September 26, 2012 among Tyco International Ltd., Tyco International Finance S.A., The ADT Corporation and ADT LLC	(6)

2.2	Separation and Distribution Agreement with respect to Tyco Flow Control Distribution, dated as of March 27, 2012, among Tyco International Ltd., Tyco Flow Control International Ltd. and The ADT Corporation	(1)

2.3	Amendment No. 1 to the Separation and Distribution Agreement, dated as of July 25, 2012, among Tyco International Ltd., Tyco Flow Control International Ltd. and The ADT Corporation	(3)

3.1	Amended and Restated Certificate of Incorporation of The ADT Corporation	(4)

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of The ADT Corporation	(5)

3.3	Amended and Restated Bylaws of The ADT Corporation, dated December 6, 2012	(7)

4.1	Form of Senior Indenture

4.2	Form of Subordinated Indenture

4.3*	Form of Depositary Agreement (including form of depositary receipt)

4.4*	Form of Warrant Agreement (including form of warrant)

4.5*	Form of Purchase Contract Agreement

4.6*	Form of Unit Agreement

5.1	Opinion of Gibson, Dunn & Crutcher LLP

10.1	Form of Transition Services Agreement between Tyco International Ltd. and The ADT Corporation	(2)

10.2	Form of Transition Services Agreement between Tyco Integrated Security Canada, Inc. and ADT Security Services Canada, Inc.	(2)

10.3	Tax Sharing Agreement, dated as of September 28, 2012 by and among Pentair Ltd., Tyco International Ltd., Tyco International Finance S.A., and The ADT Corporation	(6)

10.4	Non-Income Tax Sharing Agreement dated as of September 28, 2012 by and among Tyco International Ltd., Tyco International Finance S.A., and The ADT Corporation	(6)

10.5	Trademark Agreement, dated as of September 25, 2012, by and among ADT Services GmbH, ADT US Holdings, Inc., Tyco International Ltd. and The ADT Corporation	(6)

10.6	Patent Agreement, dated as of September 26, 2012, by and between Tyco International Ltd. and The ADT Corporation	(6)

10.7	Form of Monitoring Agreement between Tyco Integrated Security, Inc. and ADT LLC	(2)

10.8	Form of Monitoring Agreement between ADT Security Services Canada, Inc. and Tyco Integrated Security Canada, Inc.	(2)

Exhibit Number	Exhibits

10.9	Form of Guard Service Agreement between ADT Security Services Canada, Inc. and Intercon Security Limited	(2)

10.10	Form of Guard Service Agreement between ADT Holdings Inc. and Tyco Integrated Security LLC	(2)

10.11	Form of Master Supply Agreement between Tyco International Ltd. and The ADT Corporation	(2)

10.12	Form of Sublease Agreement	(2)

10.13	Five Year Senior Unsecured Revolving Credit Agreement, dated as of June 22, 2012, among The ADT Corporation, Tyco International Ltd., the lender parties thereto and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as bookrunners and lead arrangers	(3)

10.14	The ADT Corporation 2012 Stock and Incentive Plan	(5)

10.15	The ADT Corporation Severance Plan for U.S. Officers and Executives	(6)

10.16	The ADT Corporation Change in Control Severance Plan	(6)

10.17	ADT LLC Supplemental Savings and Retirement Plan	(6)

10.18	Agreement, dated as of December 17, 2012, by and among The ADT Corporation, Keith A. Meister, Corvex Management LP and Soros Fund Management LLC	(8)

10.19	Form of ADT Indemnification Agreement between The ADT Corporation and Directors and Officers	(9)

12.1	Ratio of Earnings to Fixed Charges

21.1	List of subsidiaries of The ADT Corporation	(9)

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement)

25.1	Statement of Eligibility of Trustee in Respect of Senior Indenture

25.2	Statement of Eligibility of Trustee in Respect of Subordinated Indenture

*	To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated by reference herein.
(1)	Incorporated by reference from the respective exhibit to The ADT Corporation’s Registration Statement on Form 10 filed on April 10, 2012 (File No. 001-35502)
(2)	Incorporated by reference from the respective exhibit to Amendment No. 2 to The ADT Corporation’s Registration Statement on Form 10 filed on July 9, 2012 (File No. 001-35502)
(3)	Incorporated by reference from the respective exhibit to Amendment No. 3 to The ADT Corporation’s Registration Statement on Form 10 filed on July 27, 2012 (File No. 001-35502)
(4)	Incorporated by reference from the respective exhibit to The ADT Corporation’s Current Report on Form 8-K filed on September 20, 2012
(5)	Incorporated by reference from the respective exhibit to The ADT Corporation’s Form S-8 Registration Statement, as filed on September 27, 2012 (File No.333-184144)
(6)	Incorporated by reference from the respective exhibit to The ADT Corporation’s Current Report on Form 8-K filed on October 1, 2012
(7)	Incorporated by reference from the respective exhibit to The ADT Corporation’s Current Report on Form 8-K filed on December 6, 2012

(8)	Incorporated by reference from the respective exhibit to The ADT Corporation’s Current Report on Form 8-K filed on December 18, 2012
(9)	Incorporated by reference from the respective exhibit to The ADT Corporation’s Annual Report on Form 10-K filed on November 20, 2013

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant, The ADT Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 20th day of November, 2013.

THE ADT CORPORATION

By:	/s/ Michael Geltzeiler
Name:	Michael Geltzeiler
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of The ADT Corporation, a Delaware corporation, do hereby constitute and appoint Michael Geltzeiler, N. David Bleisch and Ravi Tulsyan, and each of them, the lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Naren Gursahaney Naren Gursahaney	Chief Executive Officer and Director (Principal Executive Officer)	November 20, 2013

/s/ Michael Geltzeiler Michael Geltzeiler	Chief Financial Officer (Principal Financial Officer)	November 20, 2013

/s/ Michele Kirse Michele Kirse	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 20, 2013

/s/ Thomas Colligan Thomas Colligan	Director	November 20, 2013

/s/ Timothy Donahue Timothy Donahue	Director	November 20, 2013

/s/ Robert Dutkowsky Robert Dutkowsky	Director	November 20, 2013

Signature	Title	Date

/s/ Bruce Gordon Bruce Gordon	Chairman and Director	November 20, 2013

/s/ Bridgette Heller Bridgette Heller	Director	November 20, 2013

/s/ Kathleen Hyle Kathleen Hyle	Director	November 20, 2013

/s/ Keith Meister Keith Meister	Director	November 20, 2013

/s/ Dinesh Paliwal Dinesh Paliwal	Director	November 20, 2013